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                                                                    EXHIBIT (11)

                     FIRST HOME BANCORP INC. AND SUBSIDIARY
                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK


                                                       Three Months Ended               Nine Months Ended
                                                September 30      September 30     September 30    September 30
                                                    1997              1996             1997            1996
                                                    ----              ----             ----            ----

PRIMARY
EARNINGS:
    Net income                                      $1,152,472          $864,502       $3,572,491      $3,139,379
                                                    ==========          ========       ==========      ==========

SHARES:
    Weighted average number of
             common shares outstanding               2,708,426         2,706,679        2,708,426       2,706,679

   Assuming exercise of options reduced by
             the number of shares which could
             have been purchased with the proceeds
             from exercise of such options (1)          48,011            17,665           41,973          17,696
                                                    ----------        ----------       ----------      ----------


    Weighted average number of common
             shares outstanding as adjusted          2,756,437         2,724,344        2,750,399      2,724,375
                                                    ==========         =========        =========     ==========

    Primary earnings per share of
             common stock                                 $.42              $.32            $1.30          $1.15
                                                          ====              ====            =====          =====

ASSUMING FULL DILUTION
EARNINGS:
    Net income                                      $1,152,472          $864,502       $3,572,491      $3,139,379
                                                    ==========          ========       ==========      ==========

SHARES:
    Weighted average number of
             common shares outstanding               2,708,426         2,706,679        2,708,426       2,706,679

    Assuming exercise of options reduced
             by the number of shares which could
             have been purchased with the proceeds
             from exercise of such options (2)          53,898            17,840           53,898          17,840
                                                    ----------        ----------       ----------      ----------
    Weighted average number of common
             shares outstanding as adjusted          2,762,324         2,724,519        2,762,324       2,724,519
                                                   ===========       ===========      ===========     ===========

Fully diluted earnings per share of
   common stock                                           $.42              $.32            $1.29           $1.15
                                                          ====              ====            =====           =====
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(1)  Assumes the proceeds obtained from the exercise of options were used to purchase common shares at the average market price during the quarter.

(2) Assumes the proceeds obtained from the exercise of stock options were used to purchase common shares at the market price at the close of the quarter if such price was higher than the average price during the quarter.